Execution Copy

THIRD AMENDMENT TO AMENDED AND RESTATED
LOAN FACILITY AGREEMENT AND GUARANTY

THIS THIRD AMENDMENT TO LOAN FACILITY AGREEMENT AND GUARANTY (this "Third Amendment"), dated as of October 17, 2001, by and among RUBY TUESDAY, INC., a Georgia corporation ("Sponsor"), each of the financial institutions listed on the signature pages hereto (the "Participants") and SUNTRUST BANK, a Georgia banking corporation, as servicer (in such capacity, the "Servicer");

W I T N E S S E T H:

WHEREAS, the Sponsor, Participants and Servicer, in order to make available a loan facility to certain franchisees of Sponsor, entered into that certain Amended and Restated Loan Facility Agreement and Guaranty, dated as of October 11, 2000, as amended by the First Amendment to Amended and Restated Loan Facility Agreement and Guaranty, dated as of February 28, 2001, as amended by the Second Amendment to Amended and Restated Loan Facility Agreement and Guaranty, dated as of October 10, 2001 (as amended or modified, the "Loan Facility Agreement"), by and among Sponsor, Servicer and the Participants;

WHEREAS, Sponsor has requested that the Commencement Termination Date be extended to October 9, 2002, (the "Extension Date") and Sponsor, Servicer and Participants executing this Amendment (the "Continuing Participants"), including without limitation SunTrust Bank as assignee of the Participating Commitment of Hibernia National Bank, have agreed to extend their respective Participating Commitments subject to the terms and conditions hereof;

                NOW, THEREFORE, for and in consideration of the mutual premises contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1. Amendment to Section 2.1 of the Loan Facility Agreement. Section 2.1 of the Loan Facility Agreement is hereby amended by replacing the subsection (a) . thereof in its entirety with the following:

        (a) Commitment. Subject to and upon the terms and conditions set forth in this Agreement and the other Operative Documents, and in reliance upon the guaranty of the Sponsor set forth herein, the Servicer hereby establishes a Commitment to the Sponsor to establish Loan Commitments and make Advances to such Franchisees as may be designated by the Sponsor in its Funding Approval Notices during a period commencing on October 1, 2001 and ending on October 9, 2002 (as such period may be extended for one or more subsequent 364-day periods pursuant to Section 2.8 hereof, the "Commitment Termination Date") in an aggregate committed amount at any one time outstanding not to exceed FORTY-EIGHT MILLION AND NO/100 DOLLARS ($48,000,000.00) (the "Commitment").

2. Effectiveness. This Third Amendment shall become effective as of the date first above written (the "Third Amendment Date") when this Third Amendment shall have been executed and delivered by Sponsor, the Servicer and all Participants to the Servicer.

3. Representations and Warranties of Sponsor. Sponsor, without limiting the representations and warranties provided in the Loan Facility Agreement, represents and warrants to the Participants and Servicer as follows:

a. The execution, delivery and performance by Sponsor of this Third Amendment are within Sponsor's corporate powers, have been duly authorized by all necessary corporate action (including any necessary shareholder action) and do not and will not (a) violate any provision of any law, rule or regulation, any judgment, order or ruling of any court or governmental agency, the articles of incorporation or by-laws of Sponsor or any indenture, agreement or other instrument to which Sponsor is a party or by which Sponsor or any of its properties is bound or (b) be in conflict with, result in a breach of, or constitute with notice or lapse of time or both a default under any such indenture, agreement or other instrument.

b. This Third Amendment constitutes the legal, valid and binding obligations of Sponsor, enforceable against Sponsor in accordance with their respective terms.

c. After giving effect to this Amendment, all of the representations and warranties set forth in Article V of the Loan Facility Agreement are true and correct in all material respects.

d. No Unmatured Credit Event or Credit Event has occurred and is continuing as of the Third Amendment Date.

4. Survival. Each of the foregoing representations and warranties and each of the representations and warranties made in the Loan Facility Agreement shall be made at and as of the Third Amendment Date. Each of the foregoing representations and warranties shall constitute a representation and warranty of Sponsor under the Loan Facility Agreement, and it shall be a Credit Event if any such representation and warranty shall prove to have been incorrect or false in any material respect at the time when made. Each of the representations and warranties made under the Loan Facility Agreement (including those made herein) shall survive and not be waived by the execution and delivery of this Third Amendment or any investigation by the Participants or the Servicer.

5. No Waiver, Etc. Sponsor hereby agrees that nothing herein shall constitute a waiver by the Participants of any Unmatured Credit Event or Credit Event, whether known or unknown, which may exist under the Loan Facility Agreement. Sponsor hereby further agrees that no action, inaction or agreement by the Participants, including without limitation, any indulgence, waiver, consent or agreement altering the provisions of the Loan Facility Agreement which may have occurred with respect to the non-payment of any obligation during the terms of the Loan Facility Agreement or any portion thereof, or any other matter relating to the Loan Facility Agreement, shall require or imply any future indulgence, waiver, or agreement by the Participants. In addition, Sponsor acknowledges and agrees that it has no knowledge of any defenses, counterclaims, offsets or objections in its favor against any Participant with regard to any of the obligations due under the terms of the Loan Facility Agreement as of the date of this Third Amendment.

6. Ratification of Loan Facility Agreement. Except as expressly amended herein, all terms, covenants and conditions of the Loan Facility Agreement and the other Operative Documents shall remain in full force and effect, and the parties hereto do expressly ratify and confirm the Loan Facility Agreement as amended herein. All future references to the Loan Facility Agreement shall be deemed to refer to the Loan Facility Agreement as amended hereby.

7. Binding Nature. This Third Amendment shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, successors, successors-in-titles, and assigns.

8. Costs, Expenses and Taxes. Sponsor agrees to pay on demand all reasonable costs and expenses of the Servicer in connection with the preparation, execution and delivery of this Third Amendment and the other instruments and documents to be delivered hereunder, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Servicer with respect thereto and with respect to advising the Servicer as to its rights and responsibilities hereunder and thereunder. In addition, Sponsor shall pay any and all stamp and other taxes payable or determined to be payable in connection with the execution and delivery of this Third Amendment and the other instruments and documents to be delivered hereunder, and agrees to save the Servicer and each Participant harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes.

9. Governing Law. THIS THIRD AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF GEORGIA.

10. Entire Understanding. This Third Amendment sets forth the entire under-standing of the parties with respect to the matters set forth herein, and shall supersede any prior negotiations or agreements, whether written or oral, with respect thereto.

11. Counterparts. This Third Amendment may be executed in any number of counter parts and by different parties hereto in separate counterparts and may be delivered by telecopier. Each counterpart so executed and delivered shall be deemed an original and all of which taken together shall constitute but one and the same instrument.



[Signatures appear on next page]

IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be duly executed as of the day and year first above written.

        RUBY TUESDAY, INC.


        By:/s/ Marguerite Naman Duffy
        Name: Marguerite Naman Duffy
        Title: Senior Vice President



        SUNTRUST BANK


        By:/s/ Vipul H. Patel
        Name: Vipul H. Patel
        Title: Director


Participating Commitment: $15,750,000.00
Pro Rata Share: 32.8125%

        AMSOUTH BANK


        By:/s/ Michael L. Baker
        Name: Michael L. Baker
        Title: Senior Vice President





Participating Commitment: $12,750,000
Pro Rata Share:  26.5625%

        BANK OF AMERICA N.A.


        By:/s/ John M. Hall
        Name: John M. Hall
        Title: Senior Vice President



Participating Commitment: $8,250,000.00
Pro Rata Share:  17.1875%


        FIRST UNION NATIONAL BANK


        By:/s/ Sarah T. Warren
        Name: Sarah T. Warren
        Title: Vice President


Participating Commitment:   $6,750,000.00
Pro Rata Share:  14.0625%

        WACHOVIA BANK N.A.


        By:/s/ Karin E. Reel
        Name: Karin E. Reel
        Title: Vice President


Participating Commitment:  $4,500,000.00
Pro Rata Share:   9.375%